Exhibit 99.1

Collectors Universe Reports Results for the First Quarter Ended September 30, 2005

NEWPORT BEACH, CA, November 9, 2005 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for the first quarter of fiscal 2006 ended September 30, 2005.

Net revenues for the quarter increased 7.7% to $8.8 million from $8.2 million in the same period last year, while income from continuing operations declined to $979,000 or $0.11 per diluted share in the first quarter this year from $1.3 million or $0.20 per diluted share in the same quarter last year. The loss from discontinued operations narrowed to $12,000, as compared to the loss of $69,000 or $0.01 loss per diluted share in the first quarter last year. As a result, net income for the first quarter was $967,000 or $0.11 per diluted share compared to $1.2 million or 0.19 per diluted share in the same quarter of fiscal 2005.

Income from continuing operations and net income per diluted share were computed on 8.8 million weighted average shares outstanding for the first quarter this year, which represented a 34% increase from the 6.6 million weighted average shares outstanding for the first quarter last year. This increase was a result of the completion in the third quarter of fiscal 2005 of a public offering in which we sold 2,195,856 new shares.

Since the completion of that offering, the Company has commenced a number of new business initiatives in its existing markets and completed three business acquisitions for an aggregate purchase price of $5.8 million, including an established diamond grading business in furtherance of its strategy to extend its authentication and grading operations into new high value asset markets.

Fiscal 2006 First Quarter Results

Continuing operations during the quarters ended September 30, 2005 and 2004, consisted primarily of grading and authentication services for coins, sportscards, autographs, stamps, and currency. Other revenue generating services provided in these segments included publishing, sales of advertising space on our websites and in our publications and the sale of subscription-based collectors club memberships.

Net Revenues. Net revenues increased 7.7% to $8.8 million in the first quarter of fiscal 2006, the second highest quarterly revenue in the history of the Company, just below our revenue for the third quarter of fiscal 2005 when the Company launched its First Strike coin grading program. Driving the top-line growth was a 13.3% increase in total number of collectible units graded to 751,000. While our coins and sportscards revenues each increased by about 3%, our other collectibles (currency, stamps and autographs) revenues increased by 79% over the first quarter of last year and constituted 11% of total revenues in this year’s first quarter as compared to 7% in the first quarter last year. The growth in coin revenues in the first quarter of 2006 was hampered by a reduction in coin submissions by one of our larger customers, because its owner became seriously ill in the fourth quarter of fiscal 2005. That customer accounted for approximately 4% of our revenue in the first quarter this year, down from 10% of revenues in the first quarter of 2005.

Gross Profit. Gross profits increased 2.6% to $5.5 million from the same period last year. Gross profit margin for this year’s first quarter was 62.4% compared to 65.5% in the corresponding period last year, primarily due to an increase in the direct costs of authenticating and grading coins and a change in the mix of collectibles graded to a higher proportion in this year’s first quarter of modern submissions, the prices for which are lower than for vintage collectibles.

Selling and Marketing and General and Administrative Expenses. Selling and marketing expenses in the first quarter of fiscal 2006 totaled $1,089,000 and represented 12.3% of net revenues as compared to $957,000 and 11.7% of revenues, respectively, in the same period last year. This increase in selling and marketing costs was directly related to programs designed to promote the Company’s support of and participation in, and its on-site authentication and grading services at, large collectibles trade shows, and the addition of sales and customer service personnel to support the growth of our business. General and administrative expenses in the first quarter of fiscal 2006 increased by $858,000 to $3,145,000 or 35.6% of net revenues compared to $2,287,000 or 27.9% in the first quarter of fiscal 2005. Included in these costs were (i) $435,000 of professional fees and other costs and expenses associated with the documentation, testing and audit of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, (ii) $191,000 related to business development and infrastructure costs as the Company focused on entry into new markets and expansion of existing markets, (iii) $85,000 related to increased litigation costs in defending a lawsuit and (iv) an $83,000 non cash charge associated with the termination of a sublease at our corporate headquarters.

Stock based compensation. As a result of adopting Statement of Financial Accounting Standard (“SFAS”) No. 123R Share based Payments, the Company recognized stock based compensation of $132,000 in the first quarter of fiscal 2006. No comparable cost was required to be recognized in the same period of the prior year.

Interest Income. Interest income increased to $542,000 from $66,000, primarily as a result of the Company’s the investment of cash and cash equivalent balances that were comprised primarily of the proceeds from the public stock offering that the Company completed in the third quarter of 2005 and the proceeds from the sales of the discontinued businesses and disposition of certain of their assets, principally accounts receivable and inventories.

Income Taxes. The Company’s effective rate of income taxes increased to 42% in the first quarter of fiscal 2006 compared to 40% in the first quarter of fiscal 2005, due to the non-deductibility for income tax purposes of stock compensation expense associated with the grant of incentive stock options under our stock incentive plans.

Financial Condition

As of September 30, 2005, Collectors Universe had cash and cash equivalents of $66.7 million compared with cash and cash equivalents of $65.4 million as of June 30, 2005. Continuing operations provided net cash of $1.9 million during the three-month period ended September 30, 2005, compared with $2.4 million in the three-month period ended September 30, 2004.

Total stockholders’ equity was $71.7 million as of September 30, 2005, compared with $70.6 million as of June 30, 2005.

Business Acquisitions

As previously reported, in the first quarter of fiscal 2006, the Company purchased substantially all of the assets of CoinFacts.com, which operates an internet website on which it publishes detailed proprietary information and history on rare U.S. coins. The Company also acquired the common stock of CCE, a subscription-based dealer-to-dealer Internet bid-ask market for third party certified coins with two membership levels, and a related business, CTP. The Company paid $500,000 cash for the assets of CoinFacts.com and $2.18 million cash for CCE and CTP and, in connection with those acquisitions, recorded goodwill and intangible assets of $2.8 million as of September 30, 2005. For accounting purposes, those acquired businesses were consolidated with the operations of the Company from their respective dates of acquisition. The Company intends to and is in the process of selling CTP and, as such, the results of CTP for the quarter ended September 30, 2005 have been classified as part of the loss from discontinued operations and its assets have been classified as held for sale.

On November 8, 2005, the Company completed the acquisition of Gem Certification & Appraisal Lab (GCAL), an international forensic gemological certification and grading laboratory and officially entered the diamond market for third party authentication and grading. As part of the transaction, the Company also acquired all of the outstanding shares of Diamond Profile Laboratory, Inc. (DPL), a scientific diamond light performance analysis laboratory, and the ownership and publishing rights to “Palmieri’s Market Monitor,” an educational and informative industry publication that had been published by the Gemological Appraisal Association, Inc. The Company paid a total purchase price of $3 million in cash for GCAL, DPL and the rights to “Palmieri’s Market Monitor.”

Fiscal 2006 Outlook

Michael Haynes, Chief Executive Officer, stated, “During the first quarter, we successfully increased units authenticated and graded in our autograph business, without substantially increasing the corresponding costs, by providing more simplified services on modern autographs and large volume, single signature items. While we are pleased with our unit and revenue growth in our stamp and currency authentication and grading businesses, our coin unit and revenue growth continues to be hampered by the reduced activity from one of our larger customers, whose owner is now beginning to recover from a serious illness. With regard to our acquisitions, we have completed two strategic acquisitions to strengthen our leadership position in our core business segments and grow our revenue base. With our recent acquisition of Gem Certification & Appraisal Lab (GCAL), we have now entered the diamond authentication and grading market and believe this is a very important first step in applying our high value asset expertise to the diamond market which, although highly competitive, offers us an opportunity for further growth due to the relative size of that market. We continue to examine other opportunities for other acquisitions to improve our market position in what is now a total of six markets that we serve. We also continue to look for new markets where we will be able to leverage our strong authentication and grading expertise in order to capture higher growth and maximize our resources.”

Conference Call and Webcast

Management will host a conference call and simultaneous webcast today at 2:00 p.m. Pacific/5:00 p.m. Eastern to discuss first quarter fiscal 2006 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Joe Wallace, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company’s web site at www.collectors.com, click on ‘Investor Home’ under the Investor Information menu, and find the webcast link under ‘Conference Calls. ‘ An online replay will be available for 12 months on www.collectors.com, or a phone replay will be available through November 23, 2005, by dialing 303-590-3000 or 800-405-2236 and entering the passcode 11044148#.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added authentication and grading and certain related services to high-value collectibles and other high value asset markets. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company authenticates and grades collectible coins, sports cards, autographs and stamps and, with its acquisition of GCAL, now also authenticates and grades diamonds. The Company also compiles and publishes authoritative information about collectible sports cards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company’s web site, http://www.collectors.com, and is also published in print. In addition, with its acquisition of the “Palmieri’s Market Monitor” the Company will also be publishing authoritative information about diamonds.

Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-

looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Our future financial results may differ, possibly significantly, from our current expectations about our future financial performance as set forth in the forward looking statements contained in this news release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions or a decline in diamond sales and, therefore, in diamond grading submissions, with a resultant reduction in our revenues and in our income; the fact that five of our customers accounted for approximately 27% of our net revenues during fiscal 2005, which means that our operating result could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or cause us to incur losses; the risk that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, primarily through business acquisitions, will not be successful in enabling us to improve our profitability; and the risks that we will be unable to successfully integrate the businesses that we acquire into our operations, that those businesses will not gain market acceptance; and that business expansion may result in a costly diversion of management time and resources and increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005.

Due to the above-described risks and uncertainties and those described in that Annual Report, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our 2005 Annual Report on Form 10-K.

Contacts:

Joe Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com	Brandi Piacente Investor Relations The Piacente Group, Inc. 212-481-2050 Email: brandi@thepiacentegroup.com

- Financial Tables Follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of September 30, 2005 and June 30, 2005

(in thousands, except per share data)

(unaudited)

	September 30, 2005	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$66,714	$65,439
Accounts receivable, net of allowance for doubtful accounts of $48 (September) And $38 (June)	1,229	1,508
Inventories, net	437	436
Prepaid expenses and other current assets	1,044	1,102
Customer notes receivable	77	1,560
Deferred income taxes	2,154	2,854
Receivables from sale of net assets of discontinued operations	15	63
Current assets of discontinued operations held for sale	274	365

Total current assets	71,944	73,327
Property and equipment, net	854	857
Goodwill and other intangibles	2,828	79
Deferred income taxes	635	1,051
Other assets	110	174
Non-current assets of discontinued operations held for sale	463	46

	$76,834	$75,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$392	$753
Accrued liabilities	2,035	1,563
Accrued compensation and benefits	869	1,069
Deferred revenue	1,250	1,001
Current liabilities of discontinued operations held for sale	37	27

Total current liabilities	4,583	4,413
Deferred rent and other long-term liabilities	572	555
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 45,000 shares authorized; issued 8,611 at September 30, 2005 and 8,610 at June 30, 2005	9	9
Additional paid-in capital	78,740	78,594
Accumulated deficit	(6,049)	(7,016)
Treasury stock, at cost (125 shares)	(1,021)	(1,021)

Total stockholders’ equity	71,679	70,566

	$76,834	$75,534

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2005	2004
Net revenues	$8,825	$8,195
Cost of revenues	3,316	2,826

Gross profit	5,509	5,369
Selling and marketing expenses	1,089	957
General and administrative expenses	3,145	2,287
Stock-based compensation	132	—

Total operating expenses	4,366	3,244

Operating income	1,143	2,125
Interest income, net	542	66
Other expenses	8	(2)

Income before income taxes	1,693	2,189
Provision for income taxes	(714)	(878)

Income from continuing operations	979	1,311
Loss from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	(12)	(69)

Net income	$967	$1,242

Net income per basic share :
Income from continuing operations	$0.11	$0.21
Loss from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	—	(0.01)

Net income	$0.11	$0.20

Net income per diluted share:
Income from continuing operations	$0.11	$0.20
Loss from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	—	(0.01)

Net income	$0.11	$0.19

Weighted average shares outstanding:
Basic	8,486	6,214
Diluted	8,806	6,569

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$979	$1,311
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	121	142
Loss on disposal of fixed assets	3	—
Loss on termination of sublease	83	—
Stock-based compensation	132	—
Provision for doubtful accounts	25	2
Deferred income taxes	693	832
Changes in operating assets and liabilities:
Accounts receivable	296	(103)
Inventories	(1)	82
Prepaid expenses and other assets	39	114
Income taxes	—	(10)
Other assets	—	(18)
Accounts payable	(361)	196
Accrued liabilities	(67)	(227)
Deferred rent and other long-term liabilities	17	25
Accrued compensation and benefits	(200)	65
Deferred revenue	176	(6)

Net cash provided by operating activities	1,935	2,405

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(99)	(64)
Collection of receivables from sales of discontinued businesses	48	801
Purchase of businesses, net of cash acquired	(2,279)	—
Advances on customer notes receivable	(78)	—
Proceeds from collection of customer notes receivable	1,561	—

Net cash (used in) provided by investing activities	(847)	737

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	14	3

Net cash provided by financing activities	14	3
Discontinued Operations:
Net cash provided by investing activities	173	448

Net increase in cash and cash equivalents	1,275	3,593
Cash and cash equivalents at beginning of period	65,439	21,454

Cash and cash equivalents at end of period	$66,714	$25,047

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$3	$—

Income taxes paid	$16	$10

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,
	2005		2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED):
Effective July 14, 2005, the Company acquired CoinFacts.com in a transaction summarized as follows:
Goodwill	$515		—
Cash paid	(515)		—

Effective September 2, 2005, the Company acquired CCE in a transaction summarized as follows:
Fair value of net liabilities assumed	(70)		—
Deferred taxes recognized at acquisition	(423)		—
Transition costs	27		—
Intangible assets	947		—
Fair value of CTP, including net assets	501		—
Goodwill	1,282		—

Purchase price, net of cash acquired	(2,264	) *	—

* $500,000 of the purchase price was payable subsequent to September 30, 2005 and is included in accrued liabilities at September 30, 2005.